                         PACIFIC RIM ENTERTAINMENT, INC.
                           401 City Avenue, Suite 319
                              Bala Cynwyd, PA 19004


                      ------------------------------------

                              INFORMATION STATEMENT

                      ------------------------------------

                  This Information Statement ("Statement") is furnished to holders of record of Common Stock, par value $.01 per share ("Common Stock"), of Pacific Rim Entertainment, Inc., a Delaware corporation, (hereinafter the "Company"), as of October 21, 1997, pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended, and Rule 14c-2 promulgated thereunder. The purpose of this Statement is to inform all stockholders of the approval by the Board of Directors of the Company, and by the written consent of the holders of Common Stock entitled to cast at least a majority of the votes entitled to be cast by the holders of Common Stock, of an amendment to the Company's Certificate of Incorporation (the "Amendment") pursuant to which each 200 shares of Common Stock outstanding on the effective date of the Amendment shall be converted into one share of Common Stock (the "Reverse Stock Split"). The complete text of the Amendment is set forth on Annex "A" attached to this Information Statement. The purpose of the Amendment is to give legal effect to two separate reverse stock splits which the Company's Board of Directors previously approved, but which were subsequently determined to be invalid because stockholder approval of amendments to the Company's Certificate of Incorporation giving effect to the prior reverse stock splits was never obtained and such amendments were never filed with the Secretary of State of the State of Delaware.

                  The Company is not seeking the consent, authorization or proxy of its stockholders to file the Amendment, as the consent of stockholders entitled to cast the requisite number of votes to approve the Amendment has been obtained pursuant to Section 228 of the Delaware General Corporation law ("Section 228"). The Amendment shall not become effective pursuant to the written consents so obtained until at least 20 days have elapsed from the date of this Statement being mailed. This Information Statement also serves as notice to stockholders of an action taken by less than unanimous written consent as required by Section 228. Section 228 permits the Company to take the action approving the filing of the Amendment without a meeting of the stockholders if written consents are signed by holders of the outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. This Statement is being mailed to stockholders entitled thereto on or about October 31, 1997.

                  As of the close of business on October 21, 1997, the record date for determining stockholders entitled to consent to the Amendment and to receive this Statement, the Company had outstanding, without giving effect to either of the two purported reverse stock splits, 6,340,800 shares of Common Stock. Each share of Common Stock is entitled to one vote per share.

                  THIS STATEMENT HAS BEEN PROVIDED FOR INFORMATIONAL PURPOSES ONLY. YOUR VOTE IS NOT REQUIRED TO APPROVE AND ADOPT THE AMENDMENT. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

           The date of this Information Statement is October 31, 1997.


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                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

                  The following table sets forth, as of October 21, 1997, certain information (i) as to those persons known to the Company to be the beneficial owners of more than five percent (5%) of the outstanding shares of Common Stock of the Company, and (ii) concerning the number of shares of Common Stock of the Company owned by each Director and by all Directors and executive officers as a group. Unless otherwise noted, all shares are directly owned and the sole voting and investment power is held by the persons indicated.


                                          Amount and                  Percentage
                                          Nature of                   Ownership
                                          Beneficial                of Outstanding
Name and Address                        Ownership (1)(2)            Common Stock(1)
----------------                        ----------------          ------------------
Alan W. Livingston (3)                      524,300(4)                     8.2%
C/O Pacific Rim Entertainment, Inc.
401 City Avenue, Suite 319
Bala Cynwyd, PA 19004

Steven Rosner                               570,000                       8.94%
401 City Avenue, Suite 319
Bala Cynwyd, PA 19004

Bernard Buchwalter                          570,000                       8.94%
673 Osprey Point Circle
Boca Raton, Fl 33431

Richard Someck                              535,000                       8.38%
Sutton & Edwards, Inc.
1981 Marcus Avenue
Lake Success, NY 11042

Directors and executive officers          1,675,000                      37.71%
as a group (3 persons)

(1) Common Stock not outstanding but subject to options, warrants and other rights exercisable within 60 days is deemed to be outstanding for the purpose of computing the percentages of Common Stock beneficially owned.

(2) The number of shares reflected in this column does not give effect to the two purported reverse stock splits or to the Reverse Stock Split. Giving effect to the Reverse Stock Split, the number of shares beneficially owned by such persons would be reduced on a pro rata basis with the number of outstanding shares beneficially owned by all stockholders of the Company, but the percentage of ownership of such stockholders would remain unchanged except by reason of the elimination of fractional shares through rounding.

(3)   Former director and officer.

(4) Does not give effect to the agreement dated November 17, 1992 between Mr. Livingston and Mr. Guy Beatty, one of the five founding stockholders of the Company. Pursuant to this agreement, Mr. Beatty is entitled to receive up to an aggregate of $500,000 from Mr. Livingston from 50 percent of: (i) dividends received by Mr. Livingston on the Common Stock; (ii) proceeds received from the sale or redemption of Common Stock; (iii) proceeds received by Mr. Livingston with respect to a merger or other like transaction of the Company; or (iv) other extraordinary compensation received by Mr. Livingston from the Company.

                  AMENDMENT TO THE CERTIFICATE OF INCORPORATION
                     TO EFFECT 1 FOR 200 REVERSE STOCK SPLIT

General

                  In March 1995, the Company's former Board of Directors approved a 1 for 20 reverse stock split of the Company's Common Stock. In February 1996, the Company's former Board of Directors approved a further 1 for 10 reverse stock split of the Company's Common Stock. The Company's new Board of Directors has determined that neither of the reverse stock splits was legally effective because of the failure to obtain stockholder approval in compliance with the proxy rules promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and because no amendment to the Company's Certificate of Incorporation was ever filed in respect of either purported reverse stock split.

                  Notwithstanding the subsequent determination that the prior reverse stock splits were invalid, the Company's shares have been traded on The Nasdaq Stock Market as if the reverse stock splits had been effective on the dates approved by the Board of Directors. Consequently, the Board of Directors believes that it would be in the best interests of both the Company and its stockholders for the Company to amend its Certificate of Incorporation to effect a reverse stock split (the "Reverse Stock Split") which would effectuate the intention of the two previously purported reverse stock splits. In the Reverse Stock Split, one share of newly issued Common Stock would be issued in exchange for every 200 shares of Common Stock issued and outstanding on the effective date of the Amendment (rounding down to the nearest whole number of shares). The Reverse Stock Split will become effective upon filing the Amendment with the Secretary of State of the State of Delaware. The complete text of the Amendment is set forth on Annex "A" attached to this Information Statement.

                  The Company is presently authorized to issue 10,000,000 shares of Common Stock, of which, without giving effect to the previously ineffective reverse stock splits, 6,340,800 shares were issued and outstanding as of October 21, 1997. The Reverse Stock Split will reduce the number of outstanding shares to 31,704 shares (subject to minor adjustment due to the rounding down of any fractions of shares), and will not affect any stockholder's proportionate equity interest in the Company other than due to such rounding. The Amendment will not change the presently authorized 10,000,000 shares of Common Stock or 1,000 shares of Preferred Stock.

Reasons for Proposed Reverse Stock Split

                  In connection with a general review by the Company's current Board of Directors and its counsel of the activities of the Company's prior Board of Directors, the Company determined that the reverse stock splits approved by the former Board of Directors and stockholders in March 1995 and February 1996 were not legally implemented, principally because the Company failed to obtain stockholder approval of the reverse stock splits in compliance with the proxy solicitation rules under the Exchange Act and because no amendment to the Company's Certificate of Incorporation giving effect to either of the reverse stock splits was ever filed with the Secretary of State of the State of Delaware.

                  In spite of the invalidity of the prior reverse stock splits, however, the Company's Common Stock has been traded on the over-the-counter market Electronic Bulletin Board as if the reverse stock splits had been valid on the date approved by the Board of Directors. The Company believes, therefore, that the trading price for its shares and the valuation of the Company from the standpoint of the Company's market capitalization have already given effect to the reverse stock splits.

                  Additionally, subsequent to the reverse stock splits, the Company issued warrants exercisable to purchase shares of its common stock as if the reverse stock splits had been effective. Consequently, the Board believes that the Amendment, giving effect to the Reverse Stock Split should be filed to give legal effect to what the marketplace has already given economic effect.

                  The Company has entered into a Letter of Intent to acquire Osage Computer Group, Inc. ("Osage"), a Phoenix - Arizona based provider of network integration services. Pursuant to the proposed transaction (the "Transaction"), the historic shareholders of Osage are to receive, among other consideration, 900,000 shares of Common Stock and shares of convertible preferred stock of the Company which may be converted into an additional 500,000 shares of Common Stock. The Transaction is, however, subject to a number of conditions, including completion of satisfactory due diligence, execution of a definitive acquisition agreement, satisfaction by Pacific Rim of approximately $700,000 in outstanding indebtedness prior to the Closing, and completion by Pacific Rim of a private financing intended to yield proceeds of approximately $3.6 million dollars prior to the Closing. There can be no assurance that these conditions will be achieved and that a closing of the Transaction will occur in the manner presently intended by the parties, if at all.

                  The number of shares of Common Stock to be issued in the Transaction is predicated upon there being such number of shares of Common Stock outstanding as would give effect to the two purported reverse stock splits, and, accordingly, a condition to consummation of the Transaction is the consummation of the Reverse Stock Split on or prior to the closing of the Transaction.

                  Promptly following the filing of the Amendment and the effectiveness of the Reverse Stock Split, the Company intends to commence one or more private placement offerings of its Common Stock in part to comply with certain covenants in the merger agreement relating to the Transaction concerning the Company's capitalization prior to the closing as described above. Any shares issued in the private placement offerings will be offered on a Post - Reverse Stock Split basis. The price at which the shares of Common Stock are to be offered in the private placements will be at or near the then current market price for the Common Stock. It is expected that the current stockholders will experience substantial dilution as a result of the Transaction described above.

                  Equally important is the necessity to attempt to increase the price of the Company's Common Stock. The Common Stock was previously de-listed from The Nasdaq SmallCap Market by the National Association of Securities Dealers, Inc. because, among other reasons, the bid price for the Common Stock had fallen below the minimum allowable bid price of $1.00. Until such time as the Company is able to regain its Nasdaq SmallCap Market listing, if ever, the Common Stock will continue to trade in the over-the-counter market on a bulletin board which is established for securities that do not meet the Nasdaq

SmallCap Market listing requirements, or on what is commonly referred to as the "pink sheets." As a result, holders of Common Stock will find it more difficult to dispose of, or to obtain accurate quotations for the price of their shares than if the shares were listed on the Nasdaq SmallCap Market. The Company believes that the Transaction will generate stockholder interest in the Company's Common Stock and, in combination with the Reverse Stock Split, will help the Company meet the minimum listing requirements for relisting on the Nasdaq SmallCap Market, although there can be no assurance that the Reverse Stock Split will have the effect of increasing the publicly quoted price of the Common Stock.

                  The Board of Directors also believes that the relatively low price of the Common Stock impairs the marketability of the Common Stock to institutional investors and members of the investing public and creates a negative impression with respect to the Company. Theoretically, the number of shares of Common Stock outstanding should not, by itself, affect the marketability of the Common Stock, the type of investors who acquire it or the Company's reputation in the financial community. In practice this may not necessarily be the case, as many investors view low-priced stock as unduly speculative in nature and, as a matter of practice, avoid or limit investments in such stocks. The foregoing factors adversely affect not only the liquidity of the Common Stock, but also its ability to raise additional capital through a sale of equity securities. Although the Company believes that the Transaction and additional steps which the Company is contemplating will, in theory, lead to an increase in its value and in the market price of its Common Stock, the failure to effect the Reverse Stock Split will have a significant negative impact on any positive steps the Company may be contemplating, because if the Reverse Stock Split is not effected, the market price will be further diminished because of an increase in the number of issued and outstanding shares.

                  Management of the Company is not aware of any present efforts by any persons, other than with respect to the Transaction, to accumulate Common Stock or to obtain control of the Company, and the Reverse Stock Split is not intended to be an anti-takeover device. The Amendment has been approved simply to satisfy certain conditions to the consummation of the Transaction and to give legal effect to actions which have already been treated as effective by the shareholders and the marketplace in general.

Effect of Reverse Stock Split on Security Holders

                  The Company will file the Amendment with the Secretary of State of the State of Delaware as soon as practicable 20 days after the date of mailing of this Statement. The Reverse Stock Split will become effective on the date of such filing (the "Filing Date") and the stockholders will be notified on or after the Filing Date that the Reverse Stock Split has been effected. The Company's transfer agent, Continental Stock Transfer and Trust Company, will act as exchange agent for holders of Common Stock in implementing the exchange of their certificates. Holders of options and warrants to purchase Common Stock who received such options or warrants subsequent to the prior reverse stock splits, were issued such options and warrants as if the reverse stock splits had been effective. Therefore, such security holders will not have any adjustments made in the exercise or conversion prices associated with such options or warrants by reason of contractual anti-dilution adjustments set forth in such instruments.

Federal Income Tax Consequences

                  The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the Federal income tax consequences of the Reverse Stock Split. The following summary of Federal income tax consequences is based on the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this Statement. This summary is for general information only and does not discuss the Federal income tax consequences which may apply to non-resident aliens, broker-dealers, stockholders who receive Common Stock in compensatory transactions or insurance companies. This discussion does not address any foreign, state or local tax consequences that may be relevant to the Company's stockholders. Accordingly, each stockholder is urged to consult his or her own tax advisor to determine the particular consequences to him or her of the Reverse Stock Split.

                  The exchange of shares of Common Stock for newly issued shares of Common Stock will not result in the recognition of gain or loss. The holding period of the newly issued shares of Common Stock will include the stockholder's holding period for the shares of Common Stock exchanged therefor, provided that the shares of Common Stock were held as a capital asset. The adjusted basis of the newly issued shares of Common Stock will be the same as the adjusted basis of the Common Stock exchanged therefor. Any restrictive legends affecting the transfer or sale of the original shares will be affixed to and apply to the newly issued Common Stock.

No Dissenter's Rights

                  Under Delaware Law, stockholders are not entitled to dissenter's rights of appraisal with respect to the Amendment to effect the Reverse Stock Split.

                  THIS STATEMENT HAS BEEN PROVIDED TO STOCKHOLDERS FOR INFORMATION PURPOSES ONLY. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.


                                    By Order of the
                                    Board of Directors,
                                    Steven Rosner, Chairman

                                    ANNEX "A"


ARTICLE FOURTH of the Certificate of Incorporation of this Corporation be and it hereby is amended and restated in its entirety as follows:

"FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Ten Million One Thousand (10,001,000) shares, of which Ten Million (10,000,000) shall be Common Stock, par value $.01 per share ("Common Stock"), and One Thousand (1,000) shares shall be Preferred Stock, $.01 par value per share ("Preferred Stock").

On the effective date of the Certificate of Amendment to the Certificate of Incorporation of the Corporation containing the provisions set forth herein (the "Effective Date"), each 200 shares of Common Stock outstanding immediately prior to the Effective Date shall be reclassified as and converted into, without any further act by any person, one share of Common Stock, with a par value of $.01 per share, and any fractional shares resulting therefrom shall be rounded down to the nearest whole number of shares of Common Stock. From and after the Effective Date, and until exchanged for certificates representing Common Stock issued and delivered after the Effective Date, certificates representing each share of Common Stock prior to the Effective Date shall be deemed to represent a number of shares equal to the product obtained by multiplying the number of shares represented thereby by a fraction, the numerator of which is one and the denominator of which is 200."




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